FOR IMMEDIATE RELEASE

NU SKIN ENTERPRISES REPORTS THIRD-QUARTER 2017 RESULTS
PROVO, Utah — Nov. 1, 2017 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced third-quarter 2017 financial results.

Executive Summary
Revenue:	$563.7 million, compared to $604.2 million in Q3 2016, which included $56 million in limited-time-offer (LTO) sales. Q3 2017 was negatively impacted approximately 1% by foreign currency fluctuations.
Earnings Per Share (EPS):	$0.76, compared to $0.98 in Q3 2016.
Sales Leaders:	64,200 – 5% year-over-year decrease, impacted by prior-year LTOs.
Customers:	1,069,000 – 7% year-over-year improvement.

"During the third quarter, we continued to execute our growth strategy and delivered results at the top-end of our previous guidance range," said Ritch Wood, chief executive officer. "We generated sequential improvements in the business, and are confident that our focus on social selling served as an important catalyst for steady customer and business growth in many of our markets. We also saw healthy energy within our sales force leading up to our October Nu Skin LIVE! event."

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Nu Skin Enterprises, Inc.
 Nov. 1, 2017

Q3 2017 Year-Over-Year Operating Results
Revenue:	$563.7 million compared to $604.2 million.
Gross Margin:	78.6% compared to 79.2%.
Selling Expenses:	41.7% of revenue compared to 42.3%.
G&A Expenses:	25.4% of revenue compared to 23.3%.
Operating Margin:	11.4% compared to 13.6%.
Other Income / (Expense):	($1.2) million compared to ($5.7) million.
Income Tax Rate:	34.1% compared to 25.8% due to closing of Venezuela operations.
EPS:	$0.76 compared to $0.98.

Stockholder Value
Dividend Payments:	$19.0 million.
Stock Repurchases:	$25.7 million; $152 million remaining in authorization.

2017 Outlook
Q4 Revenue:	$650 to $670 million; approximately 1% negative foreign currency impact.
Q4 EPS:	$1.16 to $1.21.
2017 Revenue:	$2.263 to $2.283 billion; approximately 3% growth.
2017 EPS	$3.20 to $3.25.

"As we look ahead to the fourth quarter, we remain focused on expanding our customer base as we begin rolling out our platform, product and program initiatives," said Wood. "During our LIVE! event, we introduced several new products aimed at increasing the pace of our social selling efforts, including the ageLOC LumiSpa treatment and cleansing device which we plan to launch in every market during the first half of 2018. Over the next several quarters, we will begin implementing enhanced programs to more effectively reward our sales leaders and build long-term customer loyalty. We are confident that our strategic focus on these initiatives will help us build a solid base for future growth and enhanced value for our shareholders."

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Nu Skin Enterprises, Inc.
 Nov. 1, 2017

"Looking forward, we expect fourth-quarter revenue in the $650 to $670 million range which includes a one percent negative foreign currency impact," said Mark Lawrence, chief financial officer. "In the quarter, we continue to anticipate approximately $100 million from the introduction of ageLOC LumiSpa, and project fourth-quarter earnings per share of $1.16 to $1.21."
Conference Call
The Nu Skin management team will host a conference call with the investment community on Nov. 1, at 5 p.m. (ET). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on the company's website at ir.nuskin.com. A replay of the webcast will be available at the same URL through Nov. 15, 2017.

About Nu Skin Enterprises, Inc.
Founded more than 30 years ago, Nu Skin Enterprises, Inc. develops and distributes innovative consumer products, offering a comprehensive line of premium-quality beauty and wellness solutions. The company builds upon its scientific expertise in both skin care and nutrition to continually develop innovative product brands that include the Nu Skin® personal care brand, the Pharmanex® nutrition brand, and most recently, the ageLOC® anti-aging brand. The ageLOC brand has generated a loyal following for such products as the ageLOC Youth nutritional supplement, the ageLOC Me® customized skin care system, as well as the ageLOC TR90® weight management and body shaping system. Nu Skin sells its products through a global network of sales leaders in Asia, the Americas, Europe, Africa and the Pacific. As a long-standing member of direct selling associations globally, Nu Skin is committed to the industry's consumer guidelines that protect and support those who sell and purchase its products through the direct selling channel. Nu Skin is also traded on the New York Stock Exchange under the symbol "NUS." More information is available at nuskin.com.

Important Information Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's performance, sales force and customer base, growth, initiatives and areas of focus, and new product introductions; projections regarding revenue, earnings per share, foreign currency fluctuations, and other financial items; statements of belief; and statements of assumptions underlying any of the foregoing. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "project," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words.

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Nu Skin Enterprises, Inc.
 Nov. 1, 2017

The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the following:
•	any failure of current or planned initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis;
•	risk of foreign currency fluctuations and the currency translation impact on the company's business associated with these fluctuations;
•
risk that direct selling laws and regulations in any of our markets, including the United States and Mainland China, may be modified, interpreted or enforced in a manner that results in negative changes to our business model or negatively impacts our revenue, sales force or business, including through the interruption of sales activities, loss of licenses, imposition of fines, or any other adverse actions or events;

•
risks related to accurately predicting, delivering or maintaining sufficient quantities of products to support our planned initiatives or launch strategies, and increased risk of inventory write-offs if we over-forecast demand for a product or change our planned initiatives or launch strategies;

•
regulatory risks associated with the company's products, which could require the company to modify its claims or inhibit the company's ability to import or continue selling a product in a market if it is determined to be a medical device or if it is unable to register the product in a timely manner under applicable regulatory requirements;

•	adverse publicity related to the company's business, products, industry or any legal actions or complaints by the company's sales force or others;
•	unpredictable economic conditions and events globally;
•
any prospective or retrospective increases in duties on the company's products imported into the company's markets outside of the United States and any adverse results of tax audits or favorable changes to tax laws in the company's various markets; and

•	continued competitive pressures in the company's markets.

The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

Non-GAAP Financial Measures: Constant-currency revenue growth is a non-GAAP financial measure that removes the impact of fluctuations in foreign-currency exchange rates, thereby facilitating period-to-period comparisons of the company's performance.  It is calculated by translating the current period's revenue at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's revenue.

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Nu Skin Enterprises, Inc.
 Nov. 1, 2017

The Company's revenue results by segment for the three-month periods ended September 30 are presented in the following table (in thousands).

	2017	2016	% Change	Constant Currency % Change

Mainland China	$172,556	$168,320	2.5%	2.5%
South Korea	89,238	136,188	(34.5%)	(33.7%)
Americas	79,214	71,250	11.2%	12.1%
South Asia/Pacific	78,994	70,867	11.5%	12.9%
Japan	62,513	72,489	(13.8%)	(6.5%)
Hong Kong/Taiwan	41,050	48,140	(14.7%)	(16.4%)
EMEA	40,133	36,908	8.7%	3.2%

Total	$563,698	$604,162	(6.7%)	(5.8%)

The Company's revenue results by segment for the nine-month periods ended September 30 are presented in the following table (in thousands).

	2017	2016	% Change	Constant Currency % Change

Mainland China	$494,658	$471,319	5.0%	8.5%
South Korea	258,626	315,342	(18.0%)	(19.5%)
Americas	221,968	204,882	8.3%	9.1%
South Asia/Pacific	216,727	226,742	(4.4%)	(2.9%)
Japan	188,465	210,429	(10.4%)	(7.4%)
Hong Kong/Taiwan	120,069	140,568	(14.6%)	(17.2%)
EMEA	112,385	107,186	4.9%	4.0%

Total	$1,612,898	$1,676,468	(3.8%)	(2.7%)

The Company's Customers and Sales Leaders statistics by segment for the three-month periods ended September 30 are presented in the following table.

	2017		2016		% Increase (Decrease)
	Customers	Sales Leaders	Customers	Sales Leaders	Customers	Sales Leaders

Mainland China	190,000	25,600	182,000	25,300	4.4%	1.2%
South Korea	185,000	8,400	198,000	11,700	(6.6%)	(28.2%)
Americas	215,000	7,200	171,000	6,700	25.7%	7.5%
South Asia/Pacific	149,000	7,900	116,000	7,200	28.4%	9.7%
Japan	131,000	6,500	136,000	7,000	(3.7%)	(7.1%)
Hong Kong/Taiwan	71,000	4,300	75,000	5,300	(5.3%)	(18.9%)
EMEA	128,000	4,300	121,000	4,100	5.8%	4.9%

Total	1,069,000	64,200	999,000	67,300	7.0%	(4.6%)

"Customers" are persons who purchased products directly from the company during the previous three months.

"Sales Leaders" are independent distributors, and sales employees and independent marketers in China, who achieve certain qualification requirements.

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Nu Skin Enterprises, Inc.
 Nov. 1, 2017

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Third Quarters Ended September 30, 2017 and 2016
(in thousands, except per share amounts)

	2017	2016

Revenue	$563,698	$604,162

Cost of sales	120,832	125,863

Gross profit	442,866	478,299

Operating expenses:
Selling expenses	235,285	255,274
General and administrative expenses	143,219	140,651
Total operating expenses	378,504	395,925

Operating income	64,362	82,374

Other income (expense), net	(1,172)	(5,695)
Income before provision for income taxes	63,190	76,679
Provision for income taxes	21,518	19,807

Net income	$41,672	$56,872

Net income per share:
Basic	$0.79	$1.02
Diluted	$0.76	$0.98

Weighted average common shares outstanding:
Basic	52,873	55,983
Diluted	54,834	57,852

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Nu Skin Enterprises, Inc.
 Nov. 1, 2017

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Nine-Month Periods Ended September 30, 2017 and 2016
(in thousands, except per share amounts)

	2017	2016

Revenue	$1,612,898	$1,676,468

Cost of sales	353,619	391,937

Gross profit	1,259,279	1,284,531

Operating expenses:
Selling expenses	672,646	699,196
General and administrative expenses	411,270	415,014
Total operating expenses	1,083,916	1,114,210

Operating income	175,363	170,321

Other income (expense), net	(8,470)	(19,618)
Income before provision for income taxes	166,893	150,703
Provision for income taxes	55,691	45,802

Net income	$111,202	$104,901

Net income per share:
Basic	$2.10	$1.87
Diluted	$2.04	$1.85

Weighted average common shares outstanding:
Basic	52,834	55,963
Diluted	54,519	56,586

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Nu Skin Enterprises, Inc.
 Nov. 1, 2017

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$363,769	$357,246
Current investments	7,983	10,880
Accounts receivable	37,725	31,199
Inventories, net	252,470	249,936
Prepaid expenses and other	87,282	65,076
	749,229	714,337

Property and equipment, net	449,555	444,732
Goodwill	114,954	114,954
Other intangible assets, net	68,904	63,553
Other assets	164,689	136,469
Total assets	$1,547,331	$1,474,045

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,638	$41,261
Accrued expenses	276,486	275,023
Current portion of long-term debt	101,701	82,727
	419,825	399,011

Long-term debt	316,519	334,165
Other liabilities	93,464	76,799
Total liabilities	829,808	809,975

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	460,782	439,635
Treasury stock, at cost	(1,284,043)	(1,250,123)
Accumulated other comprehensive loss	(69,233)	(84,122)
Retained earnings	1,609,926	1,558,589
	717,523	664,070
Total liabilities and stockholders' equity	$1,547,331	$1,474,045

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CONTACTS:
Media: media@nuskin.com, (801) 345-6397
Investors: investorrelations@nuskin.com,  (801) 345-3577